Exhibit 10.1

Execution Version

LIMITED WAIVER

THIS LIMITED WAIVER (“Waiver”) is executed by each of Natural Resource Partners L.P. (“NRP”), GP Natural Resource Partners LLC (the “Company”), NRP (GP) LP (the “GP”), and NRP (Operating) LLC (“OLLC” and together with NRP, the Company, and the GP, the “NRP Entities”) effective as of this 28th day of February, 2020.
WHEREAS, certain affiliates of the GP, the general partner of NRP, including Corbin J. Robertson, Jr., Western Pocahontas Properties Limited Partnership (“WPPLP”), Great Northern Properties Limited Partnership (“GNPLP”), and one or more members of the Board of Directors of GP Natural Resource Partners LLC, desire to form a new entity (“NewCo”) to acquire Pocahontas Land Company LLC (“PLC”) (the “Acquisition”);
WHEREAS, WPPLP, GNPLP, New Gauley Coal Corporation, Robertson Coal Management LLC, the Company, the GP, NRP, and OLLC entered into that certain First Amended and Restated Omnibus Agreement dated effective as of April 22, 2009 (the “Omnibus Agreement”); and
WHEREAS, the Omnibus Agreement places certain limitations on the ability of the Sponsors (as defined in the Omnibus Agreement) to engage in Restricted Businesses (as defined in the Omnibus Agreement), and the Sponsors have determined that PLC is engaged in a Restricted Business; and
WHEREAS, the Sponsors have offered to the Partnership Group (as defined in the Omnibus Agreement) the opportunity to invest in NewCo pursuant to Section 2.4(a)(i) of the Omnibus Agreement, and after due consideration the Partnership Group has determined not to make any investment in Newco (the “Determination”); and
WHEREAS, following the Acquisition, the Sponsors will collectively own and operate Restricted Businesses with an aggregate fair market value in excess of $75 million; and
WHEREAS, Section 2.3 of the Omnibus Agreement prohibits the Sponsors from owning, operating or investing in Restricted Businesses with an aggregate fair market value in excess of $75 million, and the Sponsors seek a waiver to Section 2.3 of the Omnibus Agreement with respect to the Acquisition; and
WHEREAS, the Conflicts Committee (the “Committee”) of the Board of Directors of the Company has duly reviewed and approved the Determination and this Waiver.
NOW, THEREFORE, in consideration of the premises and agreements contained herein, each of the NRP Entities agrees as follows:
SECTION 1.    Consent. Each of the NRP Entities (a) consents to the entry into and consummation of the Acquisition by the Sponsors and (b) acknowledges that the requirements of Section 2.4 of the Omnibus Agreement have been satisfied in full with respect to the Acquisition by the Sponsors.
SECTION 2.    Limited Waiver. Each of the NRP Entities waives (a) any restrictions in Section 2.3 and 2.4 of the Omnibus Agreement to the extent that such restrictions would condition or prohibit the entry into and consummation of the Acquisition by the Sponsors and (b) any breach, right of termination, or default arising under the Omnibus Agreement to the extent such breach, termination right, or default arises or would arise as a result of the Determination or the entry into or consummation of the Acquisition by the Sponsors.
SECTION 3.    Effect of Waiver. Except for the limited waiver provided herein, the terms of the Omnibus Agreement shall continue in full force and effect.
SECTION 4.    Binding Effect; Further Assurances. This Waiver shall be binding upon each of the NRP Entities and their respective successors and assigns. Each of the NRP Entities agrees to promptly and duly execute and deliver any and all such further instruments and documents and take such further action as may be reasonably requested by the Sponsors in order to effectuate the purposes stated herein.
SECTION 5.    Effective Date. This Waiver shall be effective as of the date below.
SECTION 6.    Facsimile. A facsimile copy or electronic copy of an executed copy of this Waiver shall have the same force and effect as an originally executed copy of this Waiver.
SECTION 7.    Defined Terms. Capitalized terms used in this Waiver and not otherwise defined shall have the meanings assigned to them in the Omnibus Agreement.

LIMITED WAIVER

IN WITNESS WHEREOF, each of the undersigned has caused this Limited Waiver to be duly executed and delivered as of the date first written above.

GP NATURAL RESOURCE PARTNERS LLC

By:	/s/ Craig W. Nunez
Craig W. Nunez
President and Chief Operating Officer

NRP (GP) LP

By:	GP Natural Resource Partners LLC, its general partner

By:	/s/ Craig W. Nunez
Craig W. Nunez
President and Chief Operating Officer

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP

By:	GP Natural Resource Partners LLC, its general partner

By:	/s/ Craig W. Nunez
Craig W. Nunez
President and Chief Operating Officer

NRP (OPERATING) LLC

By:	/s/ Craig W. Nunez
Craig W. Nunez
President and Chief Operating Officer

LIMITED WAIVER